Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Heritage Bankshares, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-112214 and No. 333-160825) on Form S-8 of Heritage Bankshares, Inc., of our report dated March 26, 2010, with respect to the consolidated balance sheets of Heritage Bankshares, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, which report appears in this annual report on Form 10-K.

/s/ Elliott Davis LLC
Elliott Davis LLC

Galax, Virginia

March 26, 2010

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